Exhibit 99.B(p)(30)

ING Investment

Management

Code of Ethics

Effective July 1, 2007

A.            Adoption of Code of Ethics

This Code of Ethics (“the Code”) has been approved and adopted by the Management Committee of the ING Investment Management businesses in the U.S. (“IIM”).  The Code applies to all directors, officers and persons employed by IIM, as well as their spouses, minor children, and other adults living in the Employee’s household (“Employees”).

All Employees will be provided with a copy of this Code upon employment with IIM, and notified when any material amendments are made to the Code.

The Code is not intended to supersede or otherwise replace the ING Americas Code of Conduct. All of the policies and guidelines contained in that Code of Conduct shall remain in full force and effect.

B.            Statement of Fiduciary Standards

A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client.  This Code is based on the overriding principle that the Employees of IIM have a fiduciary duty to the clients of IIM.  Accordingly, Employees should conduct their activities in accordance with the following standards:

1.              Clients’ Interests Come First.  In the course of fulfilling their duties and responsibilities to clients, Employees should at all times place the interests of the clients first.  In particular, Employees should avoid putting their own personal interests ahead of the interests of a client.

2.              Conflicts of Interest Should Be Avoided.  Employees should avoid any situations involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to IIM clients.

3.              Compromising Situations Should Be Avoided.  Employees should never take advantage of their position of trust and responsibility at IIM.   Employees should avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of IIM clients.

All activities of Employees should be guided by, and adhere to, these fiduciary standards.  The remainder of this Code sets forth specific rules and procedures that are consistent with these fiduciary standards.  However, all activities by Employees are required to conform to these standards regardless of whether the activity is specifically covered in this Code.  Any violation of IIM’s Code may result in penalties that could include termination of employment with IIM.

C.            Employee’s Duty of Confidentiality

Employees must keep confidential any non-public information obtained while working at IIM regarding IIM or any client or any entity under investment review/purchase.  Employees have the highest fiduciary obligation not to reveal confidential information of any nature to any party that does not have a clear and compelling need to know such information.

D.            Employee’s Duty to Comply with Federal Securities Laws

IIM’s activities are governed by the federal securities laws, including the Investment Advisers Act of 1940 and the Investment Company Act of 1940.  Employees are expected to adhere to the federal securities laws, whether or not the activity is specifically covered in this Code.

E.              Prohibitions on Insider Trading

1.              Trading on Knowledge of IIM Clients’ Activities.  All Employees are prohibited from taking personal advantage of their knowledge of recent or impending securities activities of clients.  In particular, Employees are prohibited from trading (purchasing, selling or disposing in any manner, including by gift, directly or indirectly) any security when they have actual knowledge that the security is being purchased or sold, or considered for purchase or sale, on behalf of a client account.  This prohibition applies to all securities in which the Employee has acquired, or will acquire, “beneficial ownership.” For these purposes, a person is considered to have beneficial ownership in all securities over which the person enjoys economic benefits substantially equivalent to ownership (for example, securities held in trust for the person’s benefit), regardless of who is the registered owner.

2.              Trading on Knowledge of Material Non-Public Information.  All Employees are prohibited from taking personal advantage of their knowledge of material non-public information, particularly buying or selling any security while in the possession of material non-public information about the issuer of the security.  The Code also prohibits Employees from communicating to outside parties any material non-public information about any security or the company that issues the security.

(a)          Identifying Material Non-Public Information.

Material Information.  Information is material when there is a substantial likelihood that a reasonable investor would consider it important when making investment decisions.  Generally, this is information that, if disclosed, would have an effect on the price of a company’s securities.

Material information often relates to a company’s results and operations, including dividend changes, earnings results, changes in previously released estimates, merger or acquisition proposals, major litigation, liquidity problems and management developments.  Material information may also relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may also be deemed material.

Unfortunately, there is no simple test to determine when information is material.  You are encouraged to direct any questions to the Compliance Department.

Non-Public Information.  Information is considered public when it has been circulated broadly to investors in the marketplace.  Tangible evidence of such circulation is the best indication that the information is public.  For example, information can be considered public when it has been made available through a public filing with a regulatory body, or through a mainstream media source such as The Wall Street Journal.

(b)          Reporting Material Non-Public Information.  Before executing any trade for yourself or a client, you must determine whether you have knowledge of any material non-public information.  If you think you might have such knowledge, you should:

•                  Report the information and proposed trade immediately to the Compliance Department;

•                  Refrain from trading in the security on behalf of yourself or clients;

•                  Refrain from communicating the information to anyone outside or inside of IIM other than the Compliance Department.

IIM will determine whether the information is material and non-public and, if so, what actions need to be taken.

3.              Disciplinary Sanctions.  Trading securities while in the possession of material non-public information, or improperly communicating that information, may expose you and IIM to stringent penalties, including fines, suspensions and imprisonment.  Regardless of whether a government inquiry occurs, IIM views seriously any violations of this policy.  Such violations constitute grounds for disciplinary sanctions, up to and including dismissal.

F.                                      Additional Personal Trading Restrictions for Employees

The restrictions of this section apply to all Employees for all transactions involving securities, other than those Employees identified as Shared Employees in paragraph 6 of this section.

1.              Pre-Clearance of Securities Transactions.  Except for the transactions listed below, Employees should obtain approval from the Compliance Department before entering an order to buy or sell or transfer securities by gift.  An approval to trade is only valid on the day it is received (note: such approvals terminate at 4 p.m. Eastern Time on the date such request is received).  Except as noted below, an approval must be received for every transaction.

IIM utilizes a vendor system to process personal trading.  All pre-clearance requests should be made via the system, which can be accessed at: https://iim.ptaconnect.com/pta/pages/index.jsp

Employees assigned portfolio management or trading responsibility are prohibited from knowingly buying or selling the same security traded in an associated client account for a period of 15 days [7 days prior to the client trade and 7 days after the client trade].

2.              Exceptions to Pre-Clearance of Securities Transactions.

•                  Direct obligations of the Government of the United States;

•                  High quality short-term debt instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements;

•                  Shares of open-end funds including ING Fund Shares, which includes those in ING’s 401(k) plans (as defined in Section G, below);

•                  Transactions in accounts over which the Employee has no direct or indirect control or influence (managed or discretionary accounts);

•                  Transactions under any incentive compensation plan sponsored by IIM or its affiliates;

•                  Transactions made through an automatic payroll deduction or similar program where the timing of purchases and sales is controlled by someone other than the Employee;

•                  Transactions which are part of an automatic dividend reinvestment or similar plan where the timing of purchases and sales is controlled by someone other than the Employee; and

•                  An exercise of pro-rata rights issued by a company to all the holders of a class of its securities.

•                  Daily transactions involving 100 shares or less (per account) of common stock issued by companies included in the S&P 500 Index.

Employees should note that while the securities transactions noted above may not need to be pre-cleared, they will need to be held and reported in accordance with the reporting requirements set forth in Section H., below.

3.              Prohibition on Initial Public Offerings.  IIM Employees are prohibited from acquiring securities in initial public offerings.

4.              Restrictions on Private Placements.  Employees are prohibited from acquiring non-public securities (a private placement) without the prior approval of the Compliance Department.  If an Employee is granted permission to make such a personal investment, that Employee will not (except in the case of a private investment company which the Employee participates in the investment decision-making process) participate in any consideration of whether clients should invest in the same issuer’s public or non-public securities.

5.              Prohibition on Short-Term Trading Profits.  Employees are prohibited from profiting from the purchase and sale, or sale and purchase, of the same (or related) securities within 60 calendar days (30 calendar days in the case of transactions in ING Fund Shares or exchange-traded funds).  In the event that an Employee realizes profits on such short-term trades, the Employee may be required to disgorge the profit.

a.               Transactions by Shared Employees.  IIM has enlisted advisory personnel employed by affiliated registered investment advisers of IIM (“Shared Employees”).  Such Shared Employees offer recommendations to IIM advisory personnel in connection with client accounts.  Shared Employees are required to comply with the reporting and certification requirements described below, but not pre-clear their personal securities transactions with the Compliance Department.

G.            Transactions in ING Fund Shares

The following restrictions and requirements apply to all purchases and sales of shares of open-end funds issued by ING Funds other than money market and short-term bond funds (“ING Fund Shares”) and all holdings of ING Fund Shares by Employees or in which they have a beneficial ownership interest, except as provided below.

These restrictions and requirements do not apply to purchases of ING Fund Shares through (1) an automatic dividend reinvestment plan or (2) through any other automatic investment plan, automatic payroll deduction plan, or other automatic plan approved by the Compliance Department.

Compliance with Prospectus.

All transactions in ING Fund Shares must be in accordance with the policies and procedures set forth in the Prospectus and Statement of Additional Information for the relevant Fund, including but not limited to the Fund’s policies and procedures relating to short term trading and forward pricing of securities.

30-Day Holding Period for ING Fund Shares.

1.              All Employees must hold any investment in ING Fund Shares for a minimum of 30 calendar days.  The 30-day holding period is measured from the time of the most recent purchase of shares of the relevant ING Fund.

2.              Exceptions to the 30-day holding period may be granted by the Compliance Department.  Such exceptions will include redemptions following death or permanent disability if made within one year of death or the initial determination of permanent disability, mandatory distributions from a tax-deferred retirement plan or IRA or for redemptions pursuant to an approved withdrawal plan.

Additional Restrictions

Certain IIM Employees may be considered insiders to an ING exchange traded closed-end fund.  In such cases, the IIM Employees may have additional restrictions imposed on them and their ability to transact in such ING exchange traded closed-end fund.  In addition, ING may impose restrictions on an Employee’s ability to transact in an ING closed-end fund.

H.            Employee Reporting Requirements

1.              Personal Securities Holdings.  The requirements of this section apply to all Employees for all transactions involving securities in which Employees have acquired, or will acquire, beneficial ownership (economic benefits equivalent to ownership, such as securities held in trust for the Employee’s benefit, regardless of who is the registered owner).

However, these reporting requirements do not apply to transactions involving the following excluded securities:

•                  direct obligations of the Government of the United States;

•                  high quality short-term debt instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements; and

•                  shares of open-end mutual funds that are not managed by IIM or its affiliates.

a.               Initial Disclosure of Personal Holdings.   Employees are required to disclose all their personal securities holdings to the IIM Compliance Department within 10 days of commencing employment with IIM.

b.               Securities Transaction Records.   Employees should be aware that IIM maintains a list of designated broker-dealers with whom Employees may maintain a brokerage account.  Employees should notify the IIM Compliance Department if they intend to open, or have opened, a brokerage account.  If requested, Employees should direct their brokers to supply the IIM Compliance Department with duplicate confirmation statements of their securities transactions and copies of all periodic statements for their accounts.

c.               Quarterly Account and Transaction Reports.  Employees are required to submit a report listing their securities transactions made during the previous quarter within 30 days of the end of each calendar quarter:.

d.               Annual Holdings Report.  Employees are required to submit a report listing all securities held as of December 31 of the year reported within 30 days of the end of the calendar year.

e.               Information to be Reported.  Employees are required to provide the following information when submitting reports as required by a. through d. above:

i. Initial and Annual Holdings Reports should include:

•                  the title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares or principal amount of each security;

•                  the broker-dealer or bank where accounts are held; and

•                  the date the report is submitted.

ii. Quarterly Transaction Reports should include:

•                  the title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each security (as well as the interest rate and maturity date, if applicable);

•                  the trade date and type of transaction (i.e. buy, sell, open, close, etc.);

•                  the price of the security;

•                  the broker-dealer or bank account through which the transaction was effected; and

•                  the date report is submitted.

f.                 All reports, other than the Initial Disclosure of Personal Holdings should be made via the vendor system IIM utilizes which can be accessed at:  https://iim.ptaconnect.com/pta/pages/index.jsp

2.              Certification of Compliance.  Employees are required to certify to the Compliance Department annually, or whenever this Code is materially amended, that they have:

•                  read and understand the provisions contained in the Code;

•                  complied with all the requirements of the Code; and

•                  reported all transaction information required by the Code.

3.              Receipt of Gifts.  No Employee may receive any gift or other favor from any one person or entity doing business with IIM in contravention of the IIM Gift Policy.  Employees who receive a gift from any person or entity that raises potential issues under the IIM Gift Policy should immediately contact the Compliance Department to determine the proper handling of such gift.  Employees should refer to IIM’s Gift Policy.

4.              Outside Activities.  IIM expects its Employees to devote their full business day to the business of IIM.  In addition, no one may make use their position as an Employee, make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the Employee’s personal interests and the interests of IIM or its clients.  Employees should also refer to the Compliance Manual.

To assist in ensuring that such conflicts are avoided, an Employee must obtain the written approval of the Employee’s supervising manager and the Compliance Department prior to an Employee personally:

•                  Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations.

•                  Forming or participating in any stockholders’ or creditors’ committee (other than on behalf of IIM) that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest.

•                  Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies.  (Investments in publicly traded companies may require prior approval of IIM’s Compliance Department, in accordance with IIM’s policies relating to personal investments.)

In addition, every Employee, officer and director of IIM must obtain the written approval of their supervisor and the Compliance Department prior to:

•                  Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than IIM, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

•                  Accepting a second job of any kind or engaging in any other business outside of IIM.

•                  Participating as a plaintiff, defendant or witness in any non-family related litigation or arbitration.

Every Employee is also required to disclose to IIM if any of their immediate family members (their spouse or any of their parents, siblings or children) hold positions as directors or executive officers of any public company.  IIM may place limitations on an Employee’s investment activities in the event an Employee’s immediate family member holds such a position.

I.                 IIM’s Duty of Confidentiality

All information submitted by an Employee to IIM’s Compliance Department pursuant to this Code will be treated as confidential information.  It may, however, be made available to governmental and securities industry agencies with regulatory authority over IIM, as well as to the board of directors or trustees of a Client, IIM’s auditors and legal advisors or senior management, as appropriate.

J.              Violations of the Code

Employees are required to report any violations of the Code to the Compliance Department immediately.   An Employee who violates this Code may be subject to sanctions.  For example, if the same security is purchased or sold on the same day by an Employee and a client, and the client receives a less favorable price per unit than the Employee, the Employee may be required to donate the difference to charity.  Additional sanctions may include a letter of censure, fines and penalties, suspension, or termination of the employment, forfeiture of profits, personal trading privileges or gifts, or any other penalty deemed appropriate.

K.            Exceptions to the Code

The IIM Compliance Department shall have authority to grant exceptions to any provision of this Code on a case-by-case basis.  Any exceptions granted must be in writing.